Tyson Names New CEO and Declares Quarterly Dividend

Springdale, Ark. - Friday, May 19, 2006 - In keeping with plans for succession of its senior management, Tyson Foods, Inc. (NYSE: TSN) announced today that Richard L. Bond has been elected by the Board of Directors as President and Chief Executive Officer of the company and will report to the board. The action, which is effective immediately, was taken today during the board’s regular quarterly meeting. John Tyson will continue to serve as Chairman of the Board.

“The new Tyson Foods is almost five years old now and Dick has earned the opportunity to serve as our new chief executive,” said John Tyson. “He’s done an outstanding job of helping put the two companies together and we look forward to the progress our company will make under his leadership.”

Bond will have responsibility for all operations and sales for the company and has agreed to stay on until at least the end of calendar year 2009.

As Chairman, in addition to leading the board in providing the overall strategic direction of the company, John Tyson will continue to have the Chief Financial Officer, General Counsel and Senior Vice President of External Relations reporting directly to him.

The board today also approved a quarterly dividend of $.04 per share on Class A common stock and $.036 per share on Class B common stock, payable on September 15, 2006 to shareholders of record at the close of business on September 1, 2006.

Tyson Foods, Inc., founded in 1935 with headquarters in Springdale, Arkansas, is the world’s largest processor and marketer of chicken, beef, and pork, the second-largest food company in the Fortune 500 and a member of the S&P 500. The company produces a wide variety of protein-based and prepared food products, which are marketed under the “Powered by Tyson™” strategy. Tyson is the recognized market leader in the retail and foodservice markets it serves, providing products and service to customers throughout the United States and more than 80 countries. The company has approximately 114,000 Team Members employed at more than 300 facilities and offices in the United States and around the world. Through its Core Values, Code of Conduct and Team Member Bill of Rights, Tyson strives to operate with integrity and trust and is committed to creating value for its shareholders, customers and Team Members. The company also strives to be faith-friendly, provide a safe work environment and serve as stewards of the animals, land and environment entrusted to it.

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